SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                              ___________________

                                 SCHEDULE 13G

              INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
		  UNDER THE SECURITIES EXCHANGE ACT OF 1934


			      HUDSON HIGHLAND GROUP, INC.
				(Name of Issuer)


			 Common Stock, $.001 Par Value
			(Title of Class of Securities)


				    443792106
				  (CUSIP Number)

                                December 31, 2004
                 (Date of event which requires filing this statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

	[ ]  Rule 13d-1 (b)
	[X]  Rule 13d-1 (c)
	[ ]  Rule 13d-1 (d)

	*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to the "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SCHEDULE 13G

	1
NAME OF REPORTING PERSONS
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

GDK, Inc.

	2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a)  n/a
	(b)  n/a

	3
SEC USE ONLY

	4
CITIZENSHIP OR PLACE OF ORGANIZATION
British Virgin Islands

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH

	5
SOLE VOTING POWER
0

	6
SHARED VOTING POWER
53,784

	7
SOLE DISPOSITIVE POWER

0

	8
SHARED DISPOSITIVE POWER
53,784

	9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
53,784

	10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	o


	11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
0.5%

	12
TYPE OF REPORTING PERSON*
BD


*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G



	1
NAME OF REPORTING PERSONS
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Caxton International Limited

	2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a)  n/a
	(b)  n/a

	3
SEC USE ONLY

	4
CITIZENSHIP OR PLACE OF ORGANIZATION
British Virgin Islands

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH

	5
SOLE VOTING POWER
0

	6
SHARED VOTING POWER
594,013

	7
SOLE DISPOSITIVE POWER
0

	8
SHARED DISPOSITIVE POWER
594,013

	9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
594,013

	10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	o


	11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
5.8%

	12
TYPE OF REPORTING PERSON*
CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!




SCHEDULE 13G

	1
NAME OF REPORTING PERSONS
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.

Caxton Associates, L.L.C.  22-3430173

	2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)  n/a
	(b)  n/a

	3
SEC USE ONLY

	4
CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH

	5
SOLE VOTING POWER
0

	6
SHARED VOTING POWER
647,797

	7
SOLE DISPOSITIVE POWER
0

	8
SHARED DISPOSITIVE POWER
647,797

	9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
647,797

	10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	o


	11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
6.3%

	12
TYPE OF REPORTING PERSON*
IA

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

	1
NAME OF REPORTING PERSONS
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.

Bruce S. Kovner

	2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a) n/a
       (b) n/a

	3
SEC USE ONLY

	4
CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH

	5
SOLE VOTING POWER
0

	6
SHARED VOTING POWER
647,797

	7
SOLE DISPOSITIVE POWER
0

	8
SHARED DISPOSITIVE POWER
647,797

	9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
647,797

	10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	o


	11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
6.3%

	12
TYPE OF REPORTING PERSON*
IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!



This Amendment 1 to Schedule 13G relates to the Common
Stock, par value $.001 per share (the "Common Stock") of Hudson Highland Group, Inc., a Delaware corporation,
622 3rd Avenue, New York, NY  10017.



Item 4.		Ownership
	(a) Amount beneficially owned:


(i) The amount of shares of Common Stock beneficially owned by GDK is 53,784.
(ii) The amount of shares of Common Stock beneficially owned by Caxton International is 594,013.
(iii) The amount of shares of Common Stock considered to be beneficially owned by Caxton Associates by reason of its voting and dispositive powers is 647,797.
(iv) Mr. Kovner, by reason of being Chairman of Caxton Associates and the sole shareholder of Caxton Corporation, the manager and majority owner of Caxton Associates, may also be deemed to beneficially own such shares.


(b)  Percent of Class:

(i)   GDK beneficially owns 0.5% of the Class of Common
      Stock.
(ii) Caxton International beneficially owns 5.8% of the Class of Common Stock.
(iii) Caxton Associates is deemed to beneficially own 6.3% of the class of Common Stock.
(iv) Mr. Kovner is deemed to beneficially own 6.3% of the Class of Common Stock.


(c)

     Number of shares as to which GDK has:
 	(i)    Sole power to vote or to direct the vote:  0
	(ii)   Shared power to vote or to direct the vote:  53,784
	(iii)  Sole power to dispose or to direct the disposition:  0
	(iv)   Shared power to dispose or to direct the disposition
               of:  53,784

     Number of shares as to which Caxton International has:
	(i)    Sole power to vote or to direct the vote:  0
	(ii)   Shared power to vote or to direct the vote:  594,013
	(iii)  Sole power to dispose or to direct the disposition:  0
	(iv)   Shared power to dispose or to direct the disposition
               of:  594,013

     Number of shares as to which Caxton Associates has:
	(i)    Sole power to vote or to direct the vote: 0
	(ii)   Shared power to vote or to direct the vote:  647,797
	(iii)  Sole power to dispose or to direct the disposition of:  0
	(iv)   Shared power to dispose or to direct the disposition
               of:  647,797

     Number of shares as to which Mr. Kovner has:
	(i)    Sole power to vote or to direct the vote: 0
	(ii)   Shared power to vote or to direct the vote:  647,797
	(iii)  Sole power to dispose or to direct the disposition of:   0
	(iv)   Shared power to dispose or to direct the disposition
               of:  647,797




Item 10.	Certification.

	By signing below, each of the reporting persons hereby certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURE

After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete, and correct.


January 24, 2005



GDK, INC.


By:/s/Joseph Kelly
      Name:  Joseph Kelly
      Title: Vice President and Treasurer

By:/s/Maxwell Quin
      Name:  Maxwell Quin
      Title: Vice President and Secretary


CAXTON INTERNATIONAL LIMITED


By:/s/Joseph Kelly
      Name:  Joseph Kelly
      Title: Vice President and Treasurer


By:/s/Maxwell Quin
      Name:  Maxwell Quin
      Title: Vice President and Secretary



CAXTON ASSOCIATES, L.L.C.


By:/s/Scott B. Bernstein
      Name:  Scott B. Bernstein
      Title: Secretary


/s/Bruce S. Kovner
Bruce S. Kovner, by Scott B. Bernstein as
Attorney-in-Fact




Certification


The undersigned hereby certifies that the shares of Hudson Highland Group, Inc. purchased on behalf of GDK, Inc. and Caxton International Limited were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




					/s/Andy Waldman
                                           Andy Waldman


 				       /s/Emil Dabora
                                          Emil Dabora

               			       /s/Ross Taylor
					  Ross Taylor






Date: January 24, 2005